As filed with the Securities and Exchange Commission on June 1, 2023

Registration No. 333-265508

Registration No. 333-257503

Registration No. 333-223723

Registration No. 333-209476

Registration No. 333-152884

Registration No. 333-129615

Registration No. 333-103528

Registration No. 333-58135

Registration No. 333-43047

Registration No. 333-31571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-265508)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-257503)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-223723)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-209476)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-152884)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-129615)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-103528)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-58135)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-43047)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-31571)

UNDER

THE SECURITIES ACT OF 1933

SINCLAIR, INC.

(Exact name of registrant as specified in its charter)

Maryland	92- 1076143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10706 Beaver Dam Road Hunt Valley, Maryland	21030
(Address of principal executive offices)	(Zip Code)

2022 Stock Incentive Plan

1998 Employee Stock Purchase Plan

1996 Long-Term Incentive Plan

401(k) Profit Sharing Plan

(Full title of the plan)

David D. Smith Executive Chairman Sinclair, Inc. 10706 Beaver Dam Road Hunt Valley, Maryland 21030 Telephone: (410) 568-1500	Copies to: Jeffrey B. Grill, Esq. Pillsbury Winthrop Shaw Pittman LLP 1200 Seventeenth Street, N.W. Washington, D.C. 20036 (202) 663-8000
(Name, address, including zip code, and telephone number of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sinclair, Inc., a Maryland corporation (the “Company” or the “Registrant”), files these Post-Effective Amendments to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on June 9, 2022 (Registration No. 333-265508), June 29, 2021 (Registration No. 333-257503), March 16, 2018 (Registration No. 333-223723), February 11, 2016 (Registration No. 333-209476), August 8, 2008 (Registration No. 333-152884), November 10, 2005 (Registration No. 333-129615), February 28, 2003 (Registration No. 333-103528), June 30, 1998 (Registration No. 333-58135), December 23, 1997 (Registration No. 333-43047), and July 18, 1997 (Registration No. 333-31571) (the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below).

On April 3, 2023, Sinclair Broadcast Group, Inc. (the “Predecessor”) announced that it intended to implement a corporate reorganization in which a new holding company (the Company) would become the publicly-traded parent of the Predecessor and its subsidiaries (the “Reorganization”). Also on April 3, 2023 in connection with such intended Reorganization, the Predecessor entered into an Agreement of Share Exchange and Plan of Reorganization (the “Reorganization Agreement”) with the Company and Sinclair Holdings, LLC. Effective as of 12:00 a.m. on June 1, 2023, pursuant to the terms of the Reorganization Agreement, each outstanding share of the Predecessor’s Class A common stock and Class B common stock was exchanged automatically on a one-for-one basis for a share of Class A common stock and Class B common stock, respectively, of the Company.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Registrant’s Class A common stock, par value $0.01 per share, is deemed to be registered under Section 12(b) of the Exchange Act and will trade on the NASDAQ Stock Market’s Global Select Market under the ticker symbol “SBGI.” In connection with the Reorganization, the Registrant assumed the Predecessor’s obligations under the Predecessor’s 2022 Stock Incentive Plan (“2022 Plan”), 1998 Employee Stock Purchase Plan (“1998 Plan”), 1996 Long-Term Incentive Plan (“1996 Plan”), and 401(k) Profit Sharing Plan (“401(k) Plan” and together with the 2022 Plan, the 1998 Plan, and the 1996 Plan, the “Plans”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Initial Registration Statements is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Initial Registration Statements. The information required by Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 1, 2023;

(b) the Predecessor’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders, filed with the Commission on April 5, 2023;

(c) the Predecessor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March  31, 2023, filed with the Commission on May 10, 2023;

(d) the Predecessor’s Current Reports on Form 8-K filed with the Commission on February 10, 2023, April  3, 2023, May  19, 2023, and May 24, 2023;

(e) the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2023;

(f) the description of the Predecessor’s capital stock contained in Exhibit 4.4 to the Predecessor’s Annual Report on Form 10-K filed with the Commission on March 1, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Registration Statements to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation and Bylaws require the Registrant to indemnify its directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, the Registrant will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of his or her service in that capacity, against reasonable expenses incurred by him or her in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he or she actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. In addition, the Registrant’s Articles of Incorporation and Bylaws require the Registrant to pay or reimburse, in advance of the final disposition of a proceeding, expenses incurred by a director or officer to the fullest extent provided by Maryland law. Current Maryland law provides that the Registrant shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. The Registrant’s Articles of Incorporation and Bylaws also permit the Registrant’s Board of Directors to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity. The Registrant’s Articles of Incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Articles of Incorporation of Sinclair, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2023 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Sinclair, Inc. (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2023 and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Included with this filing.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in Hunt Valley, Maryland, on the 1st day of June, 2023.

SINCLAIR, INC.

By:	/s/ Christopher S. Ripley
Christopher S. Ripley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher S. Ripley and David R. Bochenek and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher S. Ripley Christopher S. Ripley	President and Chief Executive Officer (Principal Executive Officer)	June 1, 2023

/s/ Lucy A. Rutishauser Lucy A. Rutishauser	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 1, 2023

/s/ David R. Bochenek David R. Bochenek	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 1, 2023

/s/ David D. Smith David D. Smith	Executive Chairman, Chairman of the Board and Director	June 1, 2023

/s/ Frederick G. Smith Frederick G. Smith	Director	June 1, 2023

/s/ J. Duncan Smith J. Duncan Smith	Director	June 1, 2023

/s/ Robert E. Smith Robert E. Smith	Director	June 1, 2023

/s/ Laurie R. Beyer Laurie R. Beyer	Director	June 1, 2023

/s/ Benjamin S. Carson, Sr. Benjamin S. Carson, Sr.	Director	June 1, 2023

/s/ Howard E. Friedman Howard E. Friedman	Director	June 1, 2023

/s/ Benson E. Legg Benson E. Legg	Director	June 1, 2023

/s/ Daniel C. Keith Daniel C. Keith	Director	June 1, 2023